Exhibit 99.1

SUREWEST PROMOTES ED BUTLER TO VICE PRESIDENT OF SALES

ROSEVILLE, CA — December 7, 2009 — SureWest Communications (NASDAQ: SURW) has promoted Ed Butler to vice president of sales effective immediately. Butler has more than 20 years of general management, sales management and sales training experience, serving in sales leadership roles for small, entrepreneurial and large organizations. In this new role, Butler will oversee all of SureWest’s residential and business sales functions in the Sacramento and Kansas City regions.

Most recently Butler served as executive director of commercial sales for SureWest, where he led the company’s aggressive business sales efforts in the Kansas City market, resulting in 23 percent business services revenue growth in that region year-over-year for the third quarter ended September 30, 2009.

Prior to SureWest’s 2008 acquisition of Everest Broadband, Inc., Butler served over five years as vice president of commercial sales for Everest. In this role, he was responsible for growing the Kansas-based company’s business services revenues by an average of 27 percent annually for five consecutive years, including 69 percent in 2007, while maintaining superior customer satisfaction levels that resulted in an industry-leading monthly customer churn total of less than one percent.

Steve Oldham, SureWest’s president and chief executive officer, said, “Ed is a proven leader who has delivered outstanding results with sales teams throughout his career. We are proud to have developed an internal candidate for this important role and are very pleased to promote Ed to this new position with expanded responsibilities. He has demonstrated great success aligning sales tactics with SureWest’s Broadband growth strategy and we are fortunate to have such a strong leader to guide our overall sales efforts. Ed’s skills, drive and proven history give us great confidence that we will continue our strong growth.”

Prior to beginning his career with SureWest/Everest, Butler was the Wisconsin region general manager for OBIE Media Corporation where he was responsible for the sales, operations and financial functions of four markets and delivered $4 million in annual revenues. From 1997 through 2001, Butler directed the sales and marketing efforts for Midwest Telecommunications Group, and for six years prior to that served as the general sales manager for Butler Insurance Agency, Inc. (DBA State Farm Insurance), generating $2 million in annual premium revenue as a start-up. Butler also served as the Chicago District unit sales manager for The Procter & Gamble Distributing Company from 1985 through 1991, overseeing the retail and commercial sales force in the state of Wisconsin.

Butler earned a bachelor’s degree in finance and economics from Marquette University and holds a master’s degree in business administration from the University of Phoenix. He currently serves as a Lenexa Chamber of Commerce board member, is a member of Big Brothers and Big Sisters, and is an active alumni and former chair of the annual INROADS golf tournament that raises money to develop and place talented minority youth in business and prepare them for corporate and community leadership. He is a past board member of the Marquette University School of Business Alumni Association.

About SureWest

SureWest Communications (www.surewest.com) is one of the nation’s leading integrated communications providers and is the bandwidth leader in the markets it serves. Headquartered in Northern California for more than 95 years, the company expanded into the Kansas City region in February 2008 with the acquisition of Everest Broadband, Inc. and offers bundled residential and commercial services that include IP-based digital and high-definition television, high-speed Internet, Voice over IP, and local and long distance telephone. SureWest was the nation’s first provider to launch residential HDTV over an IP network and offers one of the nation’s fastest symmetrical Internet services with speeds of up to 50 Mbps in each direction on its fiber-to-the-home network.

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